CAUSEWAY CAPITAL MANAGEMENT TRUST

            Amendment No. 2 to Schedule A to the Declaration of Trust

The undersigned, being the Trustees of Causeway Capital Management Trust (the "Trust"), a Delaware statutory trust, acting pursuant to Article II, Section 2.3 of the Declaration of Trust of the Trust dated August 10, 2001, as amended October 30, 2006, hereby amend the Declaration of Trust effective the date hereof to provide for an additional series of shares of the Trust as set forth on the attached amended Schedule A. This amendment shall be lodged among the records of the Trust.

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have duly adopted and executed this amendment to Schedule A to the Declaration of Trust of the Trust this 28th day of January, 2008.


/s/ Peter G. Allen
-----------------------------

Peter G. Allen, as Trustee


/s/ John A. G. Gavin
-----------------------------

John A. G. Gavin, as Trustee


/s/ Eric H. Sussman
-----------------------------

Eric H. Sussman, as Trustee

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                                   SCHEDULE A

      Causeway Capital Management Trust shall have the following Portfolios, which shall have two Classes (Investor Class and Institutional Class):

         Causeway International Value Fund

         Causeway Emerging Markets Fund

         Causeway Global Value Fund


Date:  August 10, 2001

Amended:  October 30, 2006

Amended:  January 28, 2008


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